                                  SCHEDULE 14C
                                 (RULE 14C-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X] Preliminary information statement                   [ ] Confidential, for Use of the Commission
                                                            only (as permitted by Rule 14c-5(d)(2))
[ ] Definitive information statement


--------------------------------------------------------------------------------

                         MANHATTAN PHARMACEUTICALS, INC.

--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

          Payment of Filing Fee (Check the appropriate box):

          [X] No fee required.

          [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

          [ ] Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

                         MANHATTAN PHARMACEUTICALS, INC.
                         787 SEVENTH AVENUE, 48TH FLOOR
                            NEW YORK, NEW YORK 10019

                                August ___, 2003


Dear Stockholder:

         This Information Statement is being furnished to the stockholders of Manhattan Pharmaceuticals, Inc. (formerly Atlantic Technology Ventures, Inc.), a Delaware corporation (the "Company"), in connection with the proposed combination of the Company's common stock on a 1-for-5 basis, which was approved by the Company's Board of Directors on July 17, 2003. Although the approval of the holders of a majority of the Company's outstanding common stock is required to effect a stock combination, a resolution authorizing the proposed stock combination has been consented to in writing by the holders of more than 57 percent of our outstanding common stock. Accordingly, it is not necessary for the Company to call a special meeting of stockholders to consider the proposed stock combination and your approval is not required and is not being sought.

         We are proposing the combination of our common stock in order to allow us to have a sufficient number of authorized but unissued shares to be able to issue in connection with financing transactions. Our certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock. We currently have 116,811,980 shares of common stock outstanding, and another 20,559,674 shares of common stock reserved for issuance pursuant to outstanding stock options and warrants, leaving only 12,628,346 shares available for issuance. Although we obtained stockholder authorization to effect a 2-for-3 reverse stock split in May 2003, our board of directors determined to abandon that proposed split and seek approval to effect a larger split. Accordingly, based on our current capitalization, after the proposed 1-for-5 stock combination is effected, we will have approximately 23,362,396 shares of common stock outstanding and approximately 4,111,935 additional shares reserved for issuance pursuant to outstanding options and warrants.

         This Information Statement enclosed herewith provides further information about the Company and the proposed stock combination. Please carefully read the document in its entirety. You may also obtain other information about the Company from publicly available documents that have been filed with the Securities and Exchange Commission.

                                             Very truly yours,



                                             Leonard Firestone
                                             President & Chief Executive Officer

                        MANHATTAN PHARMACEUTICALS, INC.
                         787 SEVENTH AVENUE, 48TH FLOOR
                            NEW YORK, NEW YORK 10019

                       ---------------------------------

                        NOTICE OF ACTION TO BE TAKEN BY
          WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A SPECIAL MEETING
                           AND INFORMATION STATEMENT

                       ---------------------------------


         This Information Statement is being mailed to stockholders of Manhattan Pharmaceuticals, Inc. (formerly Atlantic Technology Ventures, Inc.), a Delaware corporation (the "Company," "we," "us" or "our"), in connection with the approval by the holders of a majority of the Company's outstanding common stock of a resolution approving the combination, or "reverse stock split," of the Company's common stock on a 1-for-5 basis. In order to effect a reverse stock split, it is necessary for the Company to obtain the approval of its stockholders. However, stockholders holding an aggregate of more than 57 percent of our outstanding common stock have already consented in writing to a resolution authorizing the Company to effect a 1-for-5 reverse split. Accordingly, pursuant to our bylaws and the General Corporation Law of Delaware, the Company will not call a special meeting of stockholders to consider the proposed stock combination and your vote is not being solicited. This Notice of Action to be Taken by Stockholders in Lieu of a Special Meeting and Information Statement is furnished to you solely for the purpose of informing stockholders of this corporate action before it takes effect, in the manner required under the Securities Exchange Act of 1934, as amended.

         The written consents that we have received from holders of more than 57 percent of our outstanding common stock authorize us to effect a 1-for-5 reverse stock split at any time after 20 days from the date of this Information Statement. This Information Statement was first sent or provided to holders (other than the stockholders who have already provided their written consent authorizing the reverse split) of our outstanding common stock on or about __________, 2003. Other than common stock, we have no other shares of any other class of our capital stock outstanding.


                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL; PURPOSE

         As of ________, 2003, we had 116,811,980 shares of common stock outstanding and an additional 20,559,674 shares of common stock reserved for issuance upon the exercise of outstanding options and warrants. Our certificate of incorporation authorizes us to issue only up to 150,000,000 shares of capital stock, meaning that we are only authorized to issue an additional 12,628,346 shares of common stock. In light of the current market price of our common stock, the number of remaining shares that we are authorized to issue limits our flexibility to raise additional capital through equity financings. In order to increase the number of shares of common stock that we are authorized to issue, our Board of Directors has unanimously adopted a resolution seeking stockholder approval authorizing the Board of Directors to amend our Certificate of Incorporation to effect a reverse split of our common stock. The ratio of the reverse stock split that the Board of Directors approved and deemed advisable and to which the holders of a majority of our outstanding common stock have consented is 1-for-5. This means that, when effected, every 5 shares of common stock outstanding prior to the stock combination will represent only 1 share of common stock after the combination. Accordingly, the proposed 1-for-5 reverse stock split will provide us with greater flexibility in raising additional capital by making approximately 109,897,323 additional shares of common stock available for issuance.

         We are proposing to offer for sale a minimum of 300,000 shares and a maximum of 750,000 shares of a class of newly-designated convertible preferred stock at a price of $10.00 per share and have engaged a placement agent to assist us in the proposed offering. The proposed offering will be conducted in accordance with applicable exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the preferred shares will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In accordance with the terms of the proposed offering, however, we intend to register the resale of the shares of common stock issuable upon conversion of the preferred stock. The terms of the preferred stock will provide, among other things, for conversion at the holder's election into a number of shares of our common stock based on a conversion price equal to the lesser of (i) $0.30 per share (as adjusted for stock splits, combinations, etc.) and (ii) 90 percent of the volume weighted average price of our common stock during the 5 days preceding any closing of the sale of such preferred stock. We intend to use the proceeds from this financing for working capital and general corporate purposes, including pre-clinical and clinical research and development of our licensed technologies. There can be no assurance that the preferred stock offering will be completed, however, in which case we not receive any proceeds in connection with the offering. In addition to the current offering, we may in the future desire to raise additional capital through other equity financings. The currently proposed 1-for-5 reverse stock split should provide the Company with the necessary flexibility to complete the current offering and any other offerings for the foreseeable future. Any such offerings, including the proposed offering, will generally have the effect of diluting the interests of existing stockholders.

         Holders of more than 57 percent of our outstanding common stock have consented in writing to the proposed stock combination. The resolution consented to by these stockholders authorizes us to effect the combination any time after 20 days from the date of this Information Statement. Accordingly, after that time, we will file a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (as described below) which will effect a combination of the shares of our common stock then issued and outstanding at a ratio of 1-for-5. The reverse split will not change the number of authorized shares of common stock or preferred stock or the par value of our common stock or preferred stock. Except for any changes resulting from the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately after the combination as such stockholder did immediately prior to the combination. We may abandon the proposed stock split if our board of directors deems it advisable.

ABANDONED 2-FOR-3 STOCK COMBINATION PLAN

         In June 2003, we informed our stockholders that we had obtained the written consent of the holders of more than 57 percent of our common stock to effect a 2-for-3 reverse stock split any time after 20 days from June 20, 2003. After obtaining that stockholder approval and informing our stockholders of our intention to effect the split, our board of directors determined that it was in the Company's best interests to effect a larger stock combination than the 2-for-3 split that had been approved. In particular, as we were able to more accurately determine the terms of a private placement of a newly-designated class of convertible preferred stock, it became evident that a 2-for-3 split might be inadequate to provide the Company with sufficient capital in connection with our currently proposed private placement, as well as any equity financings that the Company may determine to undertake in the future. Accordingly, we abandoned the proposed 2-for-3 split and sought the written consents of the holders of a majority of our outstanding shares of common stock to combine the outstanding shares of common stock on a 1-for-5 basis.

CERTAIN RISKS ASSOCIATED WITH THE STOCK COMBINATION

THERE CAN BE NO ASSURANCE THAT THE TOTAL MARKET CAPITALIZATION OF OUR COMMON STOCK AFTER THE PROPOSED STOCK COMBINATION WILL BE EQUAL TO OR GREATER THAN THE TOTAL MARKET CAPITALIZATION BEFORE THE PROPOSED STOCK COMBINATION OR THAT THE PER SHARE MARKET PRICE OF OUR COMMON STOCK FOLLOWING THE COMBINATION WILL EITHER EXCEED OR REMAIN HIGHER THAN THE CURRENT PER SHARE MARKET PRICE.

         There can be no assurance that the market price per new share of our common stock (the "New Shares") after the stock combination will rise or remain constant in proportion to the reduction in the number of old shares of our common stock (the "Old Shares") outstanding before the stock combination. For example, based on the market price of our common stock on August 13, 2003 of $0.38 per share, following a 1-for-5 reverse split there can be no assurance that the post-split market price of our common stock would be $1.90 per share or greater. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

A DECLINE IN THE MARKET PRICE FOR OUR COMMON STOCK AFTER THE REVERSE STOCK SPLIT MAY RESULT IN A GREATER PERCENTAGE DECLINE THAN WOULD OCCUR IN THE ABSENCE OF A REVERSE STOCK SPLIT, AND THE LIQUIDITY OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED FOLLOWING A REVERSE STOCK SPLIT.

          The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company's common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

          CORPORATE MATTERS. If effected, the reverse stock split would have the following effects:

         o every 5 Old Shares owned by a stockholder would be exchanged for 1 New Share;

         o the number of shares of our common stock issued and outstanding will be reduced proportionately based on the 1-for-5 split ratio;

         o based on the 1-for-5 ratio, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split; and

         o the number of shares reserved for issuance under our existing stock option plans will be reduced proportionately based on the 1-for-5 split ratio.

         When effected, the reverse stock split will be effected simultaneously for all of our common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in our company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments would reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than 5 shares. This, however, is not the purpose for which we are effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

         FRACTIONAL SHARES. No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number selected by the Board of Directors for the reverse stock split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of our common stock on the day immediately prior to the effective time of the reverse stock split, as reported on the Over-the-Counter Bulletin Board. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

         Stockholders should be aware that, under the escheat laws of the various jurisdictions where our stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

         If approved and effected, the reverse stock split will result in some stockholders owning "odd lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

         AUTHORIZED SHARES. Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of our common stock issued and outstanding based on the 1-for-5 reverse stock split ratio. As of August __, 2003, we had 150,000,000 shares of common stock authorized for issuance, 116,811,980 shares of common stock issued and outstanding and an additional 20,559,674 shares authorized for issuance upon exercise of outstanding options and warrants. Accordingly, after giving effect to the proposed reverse stock split, we will have only approximately 23,362,396 shares of common stock outstanding and 4,111,935 shares authorizes for issuance under out outstanding options and warrants. We will continue to have 10,000,000 authorized shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings, including the currently proposed preferred stock offering, or otherwise. If we issue additional shares, the ownership interest of holders of our common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of our common stock.

         ACCOUNTING MATTERS. The reverse stock split will not affect the par value of our common stock, which is $.001 per share. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the 1-for-5 split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of common stock outstanding.

         POTENTIAL ANTI-TAKEOVER EFFECT. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. Other than the reverse stock split proposal, we do not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of our company.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

      In order to effect the 1-for-5 reverse split, we will file a Certificate of Amendment to our Certificate of Incorporation ("Amendment") with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation. The reverse stock split will become effective at the time specified in the Amendment, which is referred to below as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Amendment to effect the reverse stock split will be in substantially the form attached hereto as APPENDIX A; provided, however, that the text of the form of Amendment attached hereto is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the insertion of the effective time determined by the Board of Directors.

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent, Continental Stock Transfer and Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal that we send to our stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

NO DISSENTERS' RIGHTS

      Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

          The following is a summary of certain material federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

      Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

      Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

VOTE REQUIRED

      The affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote on this proposal was required for approval of this proposal. As of August 12, 2003, we had obtained written consents authorizing the 1-for-5 reverse split from holders of more than 57 percent of our outstanding common stock.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the our common stock as of August __, 2003, by (i) each person known by us to be the beneficial owner of more than 5 percent of the outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 787 Seventh Avenue, 48th Floor, New York, New York 10019.

                                                                        SHARES
        NAME                                                      BENEFICIALLY OWNED       PERCENT OF CLASS
        ----                                                      ------------------       ----------------
        Leonard Firestone......................................                0                   *
        Nicholas J. Rossettos(1)...............................          287,500                   *
        Joshua Kazam...........................................        1,220,129                  1.0
        Michael Weiser.........................................        6,837,806                  5.9
        Joan Pons(2)...........................................                0                   *
        David M. Tanen(3)......................................        1,871,236                  1.6
        All directors and officers as a group(4)...............       10,216,671                  8.7

        Lindsay A. Rosenwald(5)................................       13,569,320                 11.6
        Oleoylestrone Developments, SL(6)......................       20,785,188                 17.8
            Josep Samitier 1-5, Barcelona Science Park
            08028 Barcelona Spain
        Jay Lobell(7)..........................................       18,848,450                 16.1
            365 West End Avenue
            New York, New York 10024

------------------------
 *   Less than 1.0%
(1) Represents shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.
(2) Does not include any shares beneficially owned by Oleoylestrone Developments, SL, of which Mr. Pons is chief executive officer.
(3) Includes 28,333 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.
(4) Includes 165,833 shares issuance upon the exercise of options. Does not include any shares held by Oleoylestrone Developments, SL, of which Mr. Pons is chief executive officer.
(5) Includes 190 shares of common stock held by Huntington Street Corporation and 190 shares of common stock held by June Street Corporation. Dr. Rosenwald is the sole owner of both Huntington Street Corporation and June Street Corporation.
(6)  Mr. Pons is the chief executive officer of Oleoylestrone Developments, SL.
(7) Includes 18,721,353 shares of common stock held by eight separate trusts with respect to which Mr. Lobell is either trustee or manager and in either case has investment and voting power.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at: http://www.sec.gov.

--------------------------------------------------------------------------------
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED ________, 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.
--------------------------------------------------------------------------------

                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                         MANHATTAN PHARMACEUTICALS, INC.

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

         It is hereby certified that:

         1. Manhattan Pharmaceuticals, Inc. (formerly known as Atlantic Technology Ventures, Inc.) is a corporation formed under the laws of the State of Delaware, and its certificate of incorporation was filed in the office of the Secretary of State on May 18, 1993.

         2. The certificate of incorporation is hereby amended by deleting the text of Article FOURTH in its entirety and replacing it with the following:

                  FOURTH: A. The corporation is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock authorized to be issued is 150,000,000, and each such share will have a par value of $0.001. The total number of shares of Preferred Stock authorized to be issued is 10,000,000, and each such share will have a par value of $0.001.

                  B. Effective 12:01 a.m. on , 2003 (the "Effective Time") every five (5) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be combined, without any action on the part of the holder thereof, into one (1) share of fully paid and nonassessable Common Stock of the Corporation ("New Common Stock"), subject to the treatment of fractional shares interests described below.

                  C. Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing Old Common Stock (whether one or more, "Old Certificates") for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, "New Certificates") into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

         D. No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the last reported per share sale price of the Common Stock on the day immediately prior to the Effective Time, as reported on


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



         the Over-the-Counter Bulletin Board (or if such price is not available, then such other price as determined by the Board of Directors).

                  E. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of amendment to be signed, verified and delivered in accordance with the General Corporation Law, to establish from time to time the number of shares to be included in such series, and to fix the designations, relative rights, preferences and limitations of the shares of each such series. Such designations, relative rights, preferences and limitations may include, but are not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them. In accordance with the authority hereby granted, the Board of Directors may increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as may otherwise be required by law or this Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock, or Common Stock.

         3. This amendment to the certificate of incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         The undersigned is signing this certificate on ________, 2003.




                                           -------------------------------------
                                           Leonard Firestone
                                           President and Chief Executive Officer



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